EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Date:	July 19, 2010
Contacts:	Ken Taylor, EVP/CFO, or Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS SECOND QUARTER EARNINGS

Porterville, CA – July 19, 2010 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its financial results for the quarter and the six months ended June 30, 2010. Net income for the quarter was $2.5 million, and diluted earnings per share were $0.22. In comparison, the Company recorded net income of $2.6 million and earnings per share of $0.27 in the second quarter of 2009. Pretax income was actually higher in the second quarter of 2010 due to a lower provision for loan losses and a reduction in non-interest expense, but our tax accrual rate was higher because tax-exempt income on bank-owned life insurance declined. Sierra Bancorp generated an annualized return on average equity of 7.36% and a return on average assets of 0.77% for the second quarter of 2010.

For the first half of 2010 net income was $4.9 million, diluted earnings per share were $0.42, return on average equity was 7.17%, and return on average assets was 0.74%. Notable balance sheet changes in the first half of 2010 include the following: Core non-maturity deposits grew $54 million, or 9%; customer time deposits were down by $74 million, or 15%; wholesale-sourced brokered deposits declined by $13 million, or 46%; and Federal Home Loan Bank (FHLB) borrowings were up by $22 million, or 73%. Furthermore, investment securities increased $29 million, or 10%, while gross loan and lease balances dropped $18 million, or 2%, and cash and balances due from banks dropped by $18 million due primarily to a lower interest-earning balance maintained at the Federal Reserve Bank. Also of note, nonperforming assets were up by $5 million, or 7%, during the six months ended June 30, 2010, although almost all of the net increase was in the first quarter. Our allowance for loan and lease losses increased to 2.87% of total loans at June 30, 2010, from 2.68% at the end of 2009.

“Once again we’re pleased to report a profit in what continues to be a challenging operating environment,” noted James C. Holly, President and CEO. “Despite ongoing economic and regulatory headwinds, net income remains on target with internal projections thanks in large part to a strong level of core deposits, and our level of nonperforming assets did not increase materially during the quarter,” he added. “I’m also happy to announce that we recently broke ground for a new branch in Selma, which should be ready to open by the end of the year. We continue to position the Company for future growth opportunities, with a focus on customer service and convenience, and we are simultaneously working hard to resolve issues associated with nonperforming assets. I’m proud of the dedication, loyalty and sacrifice our team has displayed in striving to meet all of our objectives,” Holly concluded.

Financial Highlights

Net interest income declined by $432,000, or 3%, for the second quarter of 2010 relative to the second quarter of 2009, but increased by $68,000 for the year-to-date comparison. The drop for the quarter is due to the fact that average interest-earning assets fell $13 million and our net interest margin was 9 basis points lower. Negative factors impacting our net interest margin for the quarter include a shift from average loan balances into lower-yielding investment balances; increases in average nonperforming loans, average OREO, and the average balance of other non-earning assets (primarily due to increases in our prepaid FDIC assessment and net deferred tax asset); and, net interest reversals which totaled $120,000 in the second quarter of 2010 relative to $92,000 in the second quarter of 2009. Having a positive impact for the quarterly comparison were increases in average non-interest bearing demand deposit balances and average equity (due in large part to our private placement in August 2009), which reduced our reliance on interest-bearing liabilities.

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Sierra Bancorp Financial Results

July 19, 2010

The variance in net interest income for the first six months of 2010 relative to the first six months of 2009 was favorable, since an $11 million decline in average interest-earning assets was more than offset by a 7 basis point increase in our net interest margin. The factors outlined for the quarterly comparison also impacted our year-to-date net interest margin. In addition, because of the easing of competitive pressures on deposits, the weighted average cost of interest-bearing liabilities dropped by 61 basis points while our yield on interest-earning assets was only 44 basis points lower. Our current interest rate risk profile indicates that, all else being equal, we may experience slight net interest margin compression during the initial phases of an interest rate hike, since a large volume of variable rate loans that are currently at rate floors will not likely re-price immediately. As rates continue to increase, however, rates on most of those loans lift off of their floors and we become asset-sensitive.

The Company’s loan loss provision was down $402,000, or 10%, in the second quarter of 2010 relative to the second quarter of 2009, and declined $603,000, or 8%, for the year-to-date comparison, but the provision exceeded net charge-offs for both the second quarter and year-to-date. Our loan loss provision in 2010 was utilized for reserve replenishment subsequent to loan charge-offs, and the continued enhancement of specific reserves for impaired loans. Net loans charged off totaled about $2.7 million for both the second quarter of 2010 and the second quarter of 2009, while the $5.7 million in net charge offs in the first six months of 2010 represents a $498,000 decline from charge-offs in the same period in the prior year. Our detailed analysis indicates that as of June 30, 2010, the Company’s $24.9 million allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of that date. However, no assurance can be given that we will not experience substantial future losses relative to the size of the allowance. Because the provision exceeded charge-offs and loan balances declined, our allowance for loan and lease losses increased to 2.87% of total loans at June 30, 2010, from 2.68% at December 31, 2009 and 1.75% at June 30, 2009.

Service charge income on deposits declined by about 1% in the second quarter of 2010 relative to the second quarter of 2009, but reflects an increase of about 1% for the year-to-date period. Service charges continue to decline as a percentage of average transaction account balances due to lower overdraft activity, since consumers appear to be increasingly careful in managing their account balances. There were no material changes in investment gains/losses or loan sale and servicing income for the comparative periods. Other non-interest income, however, declined $185,000, or 15%, for the quarter, and increased by $212,000, or 11%, for the year-to-date comparison, primarily due to fluctuations in costs associated with low-income housing tax credit investments (which are accounted for as a reduction in income), income from bank-owned life insurance (BOLI), net losses on the disposition of OREO, and increases in debit card interchange fees. We adjusted expense accruals for partnership losses on our tax credit investments in 2010 subsequent to the receipt of updated partnership financial statements, which contributed to a reduction in tax credit investment costs (and an associated increase in non-interest income) of $388,000 for the second quarter and $544,000 for the first half, relative to the same periods in the prior year. BOLI income fell because of 2010 losses on BOLI associated with deferred compensation plans relative to gains in 2009, although associated deferred compensation plan expense accruals were also lower, as noted below. For the second quarter, losses on deferred compensation BOLI totaled $203,000 in 2010 relative to gains of $222,000 in 2009, and for the first half, losses were $91,000 in 2010 relative to gains of $80,000 in 2009. Net losses on the disposition of OREO totaled $327,000 and $337,000 in the second quarter and first half of 2010, respectively, relative to only $10,000 and $38,000 in the second quarter and first half of 2009. Debit card interchange fees increased by $118,000 for the quarter and $216,000 for the first six months due to increased debit card activity, but associated debit card processing costs were also up, as noted below.

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Sierra Bancorp Financial Results

July 19, 2010

With regard to non-interest expense, salaries and benefits declined by $279,000, or 5%, for the second quarter, but reflect an increase of $440,000, or 4%, for the first half of 2010 relative to the first half of 2009. The drop in salaries and benefits for the quarter can be attributed in large part to participant losses on deferred compensation plans in the second quarter of 2010 relative to gains in the second quarter of 2009, which caused deferred compensation expense accruals to fall by $224,000, although as noted above deferred compensation expense accruals are offset by non-taxable gains on BOLI. There were also expense accrual reversals in salaries and benefits in the second quarter of 2010, to reflect updated expectations for certain personnel costs. The year-to-date increase is primarily in salaries expense, which includes severance costs associated with selective staff reductions, normal annual salary adjustments, the addition of staff for branches opened in October 2009 and March 2010, and strategic staff additions to help address credit issues and position the Company for future growth opportunities. For the year-to-date comparison, deferred compensation accruals were $62,000 lower, which partially offset some of the other compensation-related increases. Occupancy expense increased, as well, rising by $118,000, or 7%, for the quarter, and $203,000, or 6%, for the year-to-date period, due primarily to costs associated with our newer branches and annual rent increases.

Other non-interest expenses fell by $278,000, or 6%, for the second quarter of 2010 relative to the second quarter of 2009, but rose by $878,000, or 11%, for the first six months of 2010. The largest changes in this category were as follows: FDIC costs declined by $773,000 for the second quarter and by $291,000 for the first half, due to the $595,000 special assessment in the second quarter of last year, and expense accrual adjustments in the second quarter of 2010 which factor in a lower assessment base; deposit-related costs were up $220,000 for the quarter and $347,000 year-to-date, due mainly to expenses associated with our online checking product but including debit card processing cost increases of $38,000 for the quarter and $85,000 year-to-date; OREO write-downs increased by $255,000 for the second quarter, to a total of $386,000 in 2010, and by $297,000 for the first half, to a total of $653,000 in 2010; foreclosed asset operating expenses increased by $85,000 for the second quarter, to a total of $265,000 in 2010, and by $365,000 for the first half, to a total of $636,000 in 2010; losses on directors deferred compensation plans in the second quarter of 2010 relative to gains in the second quarter of 2009 resulted in a $249,000 drop in expense accruals for deferred directors’ fees for the quarter, while the decline for the first six months totaled $140,000; and, we realized a year-to-date loss of $112,000 in 2010 upon the disposition of equipment subsequent to the termination of certain operating leases.

The Company’s income tax accrual rate was 18% for the second quarter of 2010 relative to 12% in the second quarter of 2009. The higher rate for the quarter is mainly the result of a lower level of tax-exempt BOLI income recognized in the second quarter of 2010. For the first six months, the tax accrual rate was 14% in 2010 relative to 17% in 2009. The lower rate for the year-to-date comparison is due to a lower level of pretax income. Our tax accrual rate is very sensitive to changes in pretax income, because of our current level of tax-exempt interest income, BOLI income, and tax credits. Our tax credits stem from investments in low-income housing tax credit funds, and hiring tax credits.

Balance sheet changes during the first six months of 2010 include a drop in total assets of $7 million, or 1%, due to a reduction in cash and balances due from banks and lower loan and lease balances, partially offset by growth in investment securities. The drop in cash and balances due from banks was the result of a $32 million reduction in interest-bearing balances at the Federal Reserve Bank, due to a drop in surplus liquidity and the deployment of cash into longer-term, higher-yielding investments. The reduction in interest-earning bank balances was partially offset by a $13 million

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Sierra Bancorp Financial Results

July 19, 2010

increase in non-earning cash and balances due from banks resulting from timing differences related to cash items (checks) in process of collection. Investment portfolio balances increased by $29 million, or 10%, due to growth in agency-issued mortgage-backed securities and municipal bonds.

Gross loans and lease balances were down $18 million, or 2%, in the first half of 2010, due to runoff in the normal course of business, transfers to OREO and charge-offs. All major loan categories declined except for agricultural production loans, which increased slightly due to seasonal fluctuations. Weak loan demand from quality borrowers and heightened selectivity on the part of the Company in a difficult credit environment contributed to net loan runoff.

The $78 million balance of nonperforming assets at June 30, 2010 reflects an increase of $5 million, or 7%, since year-end 2009, and an increase of $20 million, or 35%, relative to June 30, 2009. The increase for the first half of 2010 is primarily due to a higher level of nonperforming loans, which came from the net addition of $4.3 million in loans secured by real estate, $745,000 in commercial loans, and $214,000 in consumer loans, net of small reductions in nonperforming direct finance leases and SBA loans. Foreclosed assets reflect a net increase of $303,000, or 1%, for the first six months of 2010. All impaired assets at June 30, 2010 are carried at the lower of cost or fair market value, and are well-reserved based on current loss expectations. In addition to nonperforming assets, we had $15 million in performing troubled debt restructures as of June 30, 2010. Our allowance for loan and lease losses increased to $24.9 million at June 30, 2010, from $23.7 million at the end of 2009.

Total deposits declined by $34 million, or 3%, during the first six months of 2010. Non-maturity deposits, however, experienced significant growth due in part to our aggressive deposit acquisition programs, with non-interest bearing demand deposits up $14 million, or 6%, NOW deposits up $30 million, or 20%, and savings deposits increasing $9 million, or 15%. Customer-sourced time deposits declined by a total of $74 million, or 15%, due primarily to the fact that we have managed down balances from larger depositors to reduce our exposure to potential single-customer withdrawals. We also let $13 million in wholesale-sourced brokered deposits roll off in the first half of 2010. With the drop in customer time deposits and brokered deposits, we temporarily increased our FHLB borrowings by $22 million until such time as core deposit growth allows us to retire those borrowings. Additionally, due to an increase in capital and reduction in assets, our capital ratios continued to strengthen in the second quarter and first half of 2010.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 33rd year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company conducts business from 25 branch offices, an agricultural credit center, an SBA center, and an online “virtual” branch, and has over 400 employees.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp Financial Results

July 19, 2010

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			6-Month Period Ended:
(in $000’s, unaudited)	6/30/2010	6/30/2009	% Change	6/30/2010	6/30/2009	% Change
Interest Income	$16,216	$17,869	-9.3%	$32,563	$35,570	-8.5%
Interest Expense	2,048	3,269	-37.4%	4,094	7,169	-42.9%

Net Interest Income	14,168	14,600	-3.0%	28,469	28,401	0.2%

Provision for Loan & Lease Losses	3,500	3,902	-10.3%	6,900	7,503	-8.0%

Net Int after Provision	10,668	10,698	-0.3%	21,569	20,898	3.2%

Service Charges	2,887	2,923	-1.2%	5,590	5,552	0.7%
Loan Sale & Servicing Income	13	13	0.0%	46	30	53.3%
Other Non-Interest Income	1,089	1,274	-14.5%	2,214	2,002	10.6%
Gain (Loss) on Investments	—	28	-100.0%	—	94	-100.0%

Total Non-Interest Income	3,989	4,238	-5.9%	7,850	7,678	2.2%

Salaries & Benefits	5,151	5,430	-5.1%	10,930	10,490	4.2%
Occupancy Expense	1,819	1,701	6.9%	3,559	3,356	6.0%
Other Non-Interest Expenses	4,578	4,856	-5.7%	9,232	8,354	10.5%

Total Non-Interest Expense	11,548	11,987	-3.7%	23,721	22,200	6.9%

Income Before Taxes	3,109	2,949	5.4%	5,698	6,376	-10.6%
Provision for Income Taxes	565	356	58.7%	814	1,087	-25.1%

Net Income	$2,544	$2,593	-1.9%	$4,884	$5,289	-7.7%

Tax Data
Tax-Exempt Muni Income	$673	$621	8.4%	$1,318	$1,209	9.0%
Tax-Exempt BOLI Income	$53	$474	-88.8%	$423	$580	-27.1%
Interest Income - Fully Tax Equiv	$16,578	$18,203	-8.9%	$33,273	$36,221	-8.1%

Net Charge-Offs (Recoveries)	$2,721	$2,725	-0.1%	$5,741	$6,239	-8.0%

PER SHARE DATA	3-Month Period Ended:			6-Month Period Ended:
(unaudited)	6/30/2010	6/30/2009	% Change	6/30/2010	6/30/2009	% Change
Basic Earnings per Share	$0.22	$0.27	-18.5%	$0.42	$0.55	-23.6%
Diluted Earnings per Share	$0.22	$0.27	-18.5%	$0.42	$0.54	-22.2%
Common Dividends	$0.06	$0.10	-40.0%	$0.12	$0.20	-40.0%

Wtd. Avg. Shares Outstanding	11,646,409	9,678,953		11,638,638	9,677,408
Wtd. Avg. Diluted Shares	11,749,546	9,761,218		11,723,566	9,757,013

Book Value per Basic Share (EOP)	$12.00	$11.41	5.2%	$12.00	$11.41	5.2%
Tangible Book Value per Share (EOP)	$11.52	$10.83	6.4%	$11.52	$10.83	6.4%

Common Shares Outstanding (EOP)	11,649,441	9,679,141		11,649,441	9,679,141

KEY FINANCIAL RATIOS	3-Month Period Ended:			6-Month Period Ended:
(unaudited)	6/30/2010	6/30/2009		6/30/2010	6/30/2009
Return on Average Equity	7.36%	9.38%		7.17%	9.70%
Return on Average Assets	0.77%	0.79%		0.74%	0.81%
Net Interest Margin (Tax-Equiv.)	4.92%	5.01%		4.97%	4.90%
Efficiency Ratio (Tax-Equiv.)	61.16%	61.70%		62.91%	59.93%
Net C/O’s to Avg Loans (not annualized)	0.31%	0.29%		0.66%	0.66%

AVERAGE BALANCES	3-Month Period Ended:			6-Month Period Ended:
(in $000’s, unaudited)	6/30/2010	6/30/2009	% Change	6/30/2010	6/30/2009	% Change
Average Assets	$1,324,927	$1,315,071	0.7%	$1,322,956	$1,313,754	0.7%
Average Interest-Earning Assets	$1,183,931	$1,196,613	-1.1%	$1,183,920	$1,195,261	-0.9%
Average Gross Loans & Leases	$869,909	$940,800	-7.5%	$872,058	$940,369	-7.3%
Average Deposits	$1,099,297	$1,101,512	-0.2%	$1,106,073	$1,091,756	1.3%
Average Equity	$138,572	$110,929	24.9%	$137,311	$109,974	24.9%

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Sierra Bancorp Financial Results

July 19, 2010

STATEMENT OF CONDITION	End of Period:
(in $000’s, unaudited)	6/30/2010	12/31/2009	6/30/2009	Annual Chg
ASSETS
Cash and Due from Banks	$47,819	$66,234	$37,160	28.7%
Securities and Fed Funds Sold	307,146	278,168	236,385	29.9%

Agricultural	10,325	10,136	12,759	-19.1%
Commercial & Industrial	122,352	132,817	150,480	-18.7%
Real Estate	665,664	667,228	690,666	-3.6%
SBA Loans	17,630	18,626	19,413	-9.2%
Consumer Loans	50,729	55,799	62,233	-18.5%

Gross Loans & Leases	866,700	884,606	935,551	-7.4%
Deferred Loan Fees	(310)	(640)	(721)	-57.0%

Loans & Leases Net of Deferred Fees	866,390	883,966	934,830	-7.3%
Allowance for Loan & Lease Losses	(24,874)	(23,715)	(16,358)	52.1%

Net Loans & Leases	841,516	860,251	918,472	-8.4%

Bank Premises & Equipment	19,941	20,069	19,097	4.4%
Other Assets	111,884	110,827	84,702	32.1%

Total Assets	$1,328,306	$1,335,549	$1,295,816	2.5%

LIABILITIES & CAPITAL
Demand Deposits	$247,102	$233,204	$228,914	7.9%
NOW Deposits	182,255	151,821	112,619	61.8%
Savings Deposits	71,473	62,279	62,557	14.3%
Money Market Deposits	165,104	165,097	153,188	7.8%
Customer Time Deposits	410,668	485,031	471,341	-12.9%
Wholesale Brokered Deposits	15,000	28,000	48,000	-68.8%

Total Deposits	1,091,602	1,125,432	1,076,619	1.4%

Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	51,900	30,000	65,597	-20.9%

Total Deposits & Int.-Bearing Liab.	1,174,430	1,186,360	1,173,144	0.1%

Other Liabilities	14,125	14,709	12,274	15.1%
Total Capital	139,751	134,480	110,398	26.6%

Total Liabilities & Capital	$1,328,306	$1,335,549	$1,295,816	2.5%

CREDIT QUALITY DATA	End of Period:
(in $000’s, unaudited)	6/30/2010	12/31/2009	6/30/2009	Annual Chg
Non-Accruing Loans	$52,004	$46,974	$46,914	10.8%
Over 90 Days PD and Still Accruing	—	—	—	0.0%
Foreclosed Assets	25,957	25,654	10,907	138.0%

Total Non-Performing Assets	$77,961	$72,628	$57,821	34.8%

Performing TDR’s (not incl. in NPA’s)*	$17,972 *	$28,024	$2,003 *	797%
Non-Perf Loans to Total Loans	6.00%	5.31%	5.01%
Non-Perf Assets to Total Assets	5.87%	5.44%	4.46%
Allowance for Ln Losses to Loans	2.87%	2.68%	1.75%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	6/30/2010	12/31/2009	6/30/2009
Shareholders Equity / Total Assets	10.5%	10.1%	8.5%
Loans / Deposits	79.4%	78.6%	86.9%
Non-Int. Bearing Dep. / Total Dep.	22.6%	20.7%	21.3%

*	As corrected on July 20, 2010.

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